December 2007 Preliminary Terms No. 453 Registration Statement No. 333-131266 Dated December 7, 2007 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Equities
RevConsSM
Based on the Shares of the Financial Select Sector SPDR Fund Due June   , 2008
Reverse Convertible Securities
RevCons offer a short-term, enhanced yield strategy that pays a periodic, above-market, fixed rate coupon (per annum) in return for the risk that the RevCons will redeem for shares of the underlying fund at maturity if the closing price of the underlying shares declines to or below the trigger price on any trading day during the term of the RevCons and, on the determination date, is below the initial share price.  The value of these shares will be less than the value of the investor’s initial investment and may be zero, and the investor has no opportunity to participate in any upside.  Alternatively, if the closing price of the underlying shares never declines to or below the trigger price, the RevCons will return the stated principal amount at maturity.  The coupon is paid regardless of the performance of the underlying shares.  RevCons are not principal protected.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons
Maturity date:	June , 2008
Underlying shares:	Shares of the Financial Select Sector SPDR Fund
Payment at maturity:
Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has declined to or below the trigger price on any trading day up to and including the determination date, (x) a number of shares of the Financial Select Sector SPDR Fund equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Trigger event:	Closing price trigger event
Exchange ratio:	The stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Trigger level:	80%
Trigger price:	$ (the trigger price is equal to the product of the trigger level times the initial share price)
Determination date:	June , 2008 (three business days before the maturity date)
Coupon:	12.50% to 13.00% per annum, payable monthly beginning January , 2008. The actual interest rate will be determined on the pricing date.
Initial share price:
Pricing date:	December , 2007
Original issue date:	December , 2007
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	6174462C2
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per RevCons:	$1,000	$	$
Total:	$	$	$
(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for reverse convertible securities (“RevCons”).

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Prospectus Supplement for RevCons dated March 2, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

RevConsSM
Based on the Shares of the Financial Select Sector SPDR Fund Due June , 2008

Investment Overview

RevConsSM
Reverse Convertible Securities
RevCons pay a periodic, above-market, fixed rate coupon, on a per annum basis.  At maturity, the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has decreased to or below the trigger price on any day over the term of the RevCons, a number of shares of the underlying fund worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares.  RevCons are not principal protected and offer no potential for appreciation.  The value of any underlying shares delivered at maturity per RevCons, and accordingly its cash value, will be less than the stated principal amount of the RevCons, and may be zero.

Underlying Shares Overview

The underlying shares are shares of the Financial Select Sector SPDR Fund, an exchange-traded fund managed by the Select Sector SPDR Trust, a registered investment company.  The Select Sector SPDR Trust consists of nine separate investment portfolios, including the Financial Select Sector SPDR Fund.  The Financial Select Sector SPDR Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  The Financial Select Sector Index is calculated and disseminated by The American Stock Exchange, and is designed to provide an effective representation of the financial sector of the S&P 500 Index.  The Financial Select Sector Index includes companies in the following industries: commercial banks, capital markets, diversified financial services, insurance and real estate.  Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information, please see “Information about the Underlying Shares” in these preliminary terms.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Financial Select Sector SPDR Fund is accurate or complete.

Information as of market close on December 5, 2007:

Bloomberg Ticker:	XLF
Current Share Price:	$30.63
52 Weeks Ago:	$36.14
52 Week High (on 6/1/07):	$38.02
52 Week Low (on 11/26/07):	$28.29

December 2007	Page 2

RevConsSM
Based on the Shares of the Financial Select Sector SPDR Fund Due June , 2008

Key Investment Rationale

The RevCons offer a short term income oriented strategy linked to the underlying shares.

▪	A coupon per annum which is higher than the current dividend yield on the underlying shares.

▪	No potential to participate in any appreciation in the underlying shares.

▪	RevCons are not principal protected.

Key Benefits

The RevCons pay an above market coupon in exchange for downside exposure to the underlying shares, with only contingent protection against declines in the underlying shares.  If the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has declined to, or below, the trigger price on any trading day from, and including, the pricing date to, and including, the determination date, you will then be subject to full downside exposure to the underlying shares.

Enhanced Yield	▪	A monthly coupon, the rate per annum of which is higher than the current dividend yield on the underlying shares.
	▪	The coupon will be paid regardless of the performance of the underlying shares.
Best Case Scenario	▪
If the closing price of the underlying shares never declines to or below the trigger price, the RevCons will redeem, at maturity, for the stated principal amount, resulting in a total return on a per annum basis equal to the coupon.  You will not participate in any appreciation in the underlying shares, even if the closing price of the underlying shares is above the initial share price on the determination date.

Worst Case Scenario	▪
If the closing price of the underlying shares declines to or below the trigger price on any day during the term of the RevCons and, on the determination date, is at a level below the initial share price, the RevCons will redeem for an amount of underlying shares worth substantially less than the stated principal amount and which may be zero.  In this worst case scenario, the RevCons will have outperformed the underlying shares on a per annum basis by the coupon.

Summary of Selected Key Risks (see page 10)

▪	No guaranteed return of principal.

▪	The RevCons will not provide investors with any appreciation in the underlying shares.

▪	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	If the RevCons are accelerated, you may receive an amount worth substantially less than the stated principal amount of the RevCons.

▪	Investing in the RevCons is not equivalent to investing in the shares of the Financial Select Sector SPDR Fund or the stocks composing the Financial Select Sector Index.

▪	The underlying shares may not exactly track the Financial Select Sector Index.

▪	Adjustments to the underlying shares or the Financial Select Sector Index could adversely affect the value of the RevCons.

▪
The Financial Select Sector SPDR Fund is not involved in the offering for the RevCons in anyway.  Neither the issuer nor the underwriter has made any due diligence inquiry in connection with the offering.

▪	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.

▪	There are risks associated with investments in securities with concentration in a single industry.

▪	Credit risk to Morgan Stanley whose credit rating is currently Aa3/AA-.

▪	The U.S. federal income tax consequences of an investment in the RevCons are uncertain.

December 2007	Page 3

RevConsSM
Based on the Shares of the Financial Select Sector SPDR Fund Due June , 2008

Fact Sheet
The RevCons offered are senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate per annum specified below and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by these preliminary terms.  At maturity the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has decreased to or below the trigger price on any day over the term of the RevCons, a number of the underlying shares worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares. TheRevCons do not guarantee any return of principal at maturity. The RevCons are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
“RevCons” is a service mark of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
December , 2007	December , 2007 (three business days after the pricing date)	June , 2008
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the Financial Select Sector SPDR Fund
Issue price:	$1,000 per RevCons
Stated principal amount:	$1,000 per RevCons
Denominations:	$1,000 and integral multiples thereof.
Payment at maturity:	Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has declined to or below the trigger price on any trading day up to, and including, the determination date, (x) a number of the underlying shares equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.
Initial share price:
Determination date:	June , 2008 (three business days before the maturity date)
Exchange ratio:	The stated principal amount divided by the initial share price, subject to adjustments for corporate events.
Exchange factor:	Initially equal to 1.0, but will be adjusted to reflect certain events affecting the underlying shares. The closing price of the underlying shares and the exchange ratio will be adjusted by the exchange factor.
Coupon:	12.50% to 13.00% per annum, payable monthly beginning January , 2008
Trigger level:	80%
Trigger price:	$ (the trigger price is equal to the product of the trigger level times the initial share price)
Trigger event:	Closing price trigger event
Postponement of maturity date:	If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second trading day following the determination date.
Market disruption event:
The following provision replaces “Market Disruption Event” in the prospectus supplement for RevCons in its entirety.

“market disruption event” means, with respect to the underlying shares, the occurrence or existence of any of the following events, as determined by the calculation agent in its sole discretion:

(i) the occurrence or existence of a suspension, absence or material limitation of trading of the underlying shares on the primary market for the underlying shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the underlying shares as a result of which the reported trading prices for the underlying shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the underlying shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market;

(ii) the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Financial Select Sector Index on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchanges; or

(iii) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the Financial Select Sector and

December 2007	Page 4

RevConsSM
Based on the Shares of the Financial Select Sector SPDR Fund Due June , 2008

Index or the underlying shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(iv) a determination by the calculation agent in its sole discretion that any event described in clauses (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the RevCons.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Financial Select Sector Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Financial Select Sector Index shall be based on a comparison of (x) the portion of the level of the Financial Select Sector Index attributable to that security relative to (y) the overall level of the Financial Select Sector Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or any exchange-traded fund, including the underlying shares, will not constitute a market disruption event, (3) limitations pursuant to the rules of any relevant exchange or market similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Financial Select Sector Index or the underlying shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Financial Select Sector Index or the underlying shares and (5) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Financial Select Sector Index or the underlying shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Discontinuance of the underlying shares and/or the Financial Select Sector Index; alteration of method of calculation:	If the Financial Select Sector SPDR Fund is liquidated or otherwise terminated (a “liquidation event”), the closing price of the underlying shares on any trading day following the liquidation event will be determined by the calculation agent and will be deemed to equal the product of (i) the closing value of the Financial Select Sector Index (or any successor index, as described below) on such trading day (taking into account any material changes in the method of calculating the Financial Select Sector Index following such liquidation event) times (ii) a fraction, the numerator of which is the closing price of the underlying shares and the denominator of which is the closing value of the Financial Select Sector Index (or any successor index, as described below), each determined as of the last day prior to the occurrence of the liquidation event on which a closing price of the underlying shares was available.

If the American Stock Exchange and the Standard & Poor’s Corporation, the index publisher of the Financial Select Sector Index, discontinue publication of the Financial Select Sector Index and the index publisher of the Financial Select Sector Index or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the calculation agent, determines, in its sole discretion, to be comparable to the discontinued Financial Select Sector Index (such index being referred to herein as a “successor index”), then any subsequent closing price on any trading day, following a liquidation event will be determined by reference to the published value of such successor index at the regular weekday close of trading on such trading day.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to the Depository Trust Company (“DTC”), as holder of the RevCons, within three trading days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the RevCons, in accordance with the standard rules and procedures of the DTC and its direct and indirect participants.

If the index publisher of the Financial Select Sector Index discontinues publication of the Financial Select Sector Index prior to, and such discontinuance is continuing on, any trading day, the determination date or on the date of acceleration following a liquidation event and MS & Co., as the calculation agent, determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the closing price of the underlying shares for such date. The closing price will be computed by the calculation agent in accordance with the formula for calculating the Financial Select Sector Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension

December 2007	Page 5

RevConsSM
Based on the Shares of the Financial Select Sector SPDR Fund Due June , 2008

or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently composing the Financial Select Sector Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Financial Select Sector Index may adversely affect the value of the RevCons.
Relevant exchange:	The primary exchange or market of trading for any security (or any combination thereof) then included in the Financial Select Sector Index or any successor index
Antidilution adjustments:	The following provision replaces “Antidilution Adjustments” in the prospectus supplement for RevCons in its entirety.
If the underlying shares are subject to a stock split or reverse stock split, then once such split has become effective, the exchange factor will be adjusted to equal the product of the prior exchange factor and the number of shares issued in such stock split or reverse stock split with respect to one underlying share.
No adjustment to the exchange factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the exchange factor then in effect. The exchange factor so adjusted will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.
Risk factors:	Please see “Risk Factors” on page 10.

General Information
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	6174462C2
Tax considerations:
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.  Pursuant to the terms of the RevCons and subject to the discussion in the accompanying prospectus supplement for RevCons under “United States Federal Taxation,” you agree with the issuer to treat a RevCons as a unit consisting of (i) a put right written by you to the issuer, that if exercised, requires you to pay the issuer an amount equal to the deposit (as described below) in exchange for the underlying shares (and cash in lieu of fractional shares), or at the issuer’s option, the cash value of such underlying shares and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the put right.  Assuming the characterization of the RevCons as set forth above is respected, a portion of the coupon on the RevCons will be treated as the yield on the deposit, and the remainder will be attributable to the put premium, as described in the section of the accompanying prospectus supplement for RevCons called “United States Federal Taxation — Tax Consequences to U.S. Holders — Tax Treatment of the RevCons — RevCons with a Term of More Than One Year.”  The yield on the deposit will be determined as of the pricing date and set forth in the applicable pricing supplement to the accompanying prospectus supplement for RevCons.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons concerning the U.S. federal income tax consequences of investing in the RevCons.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the RevCons, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, in connection with hedging our obligations under the RevCons through one or more of our subsidiaries.
On, or prior to, the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the RevCons  by taking positions in the underlying shares, in options contracts on the underlying shares listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could increase the price of the underlying shares, and, accordingly, potentially increase the initial share price and the trigger price of the RevCons, and, therefore, the price at which the underlying shares must close over the term of the RevCons, and on the determination date, before you would receive for the RevCons at maturity an amount of cash or underlying shares worth as much as the stated principal amount of the RevCons.  For further information on our use of

December 2007	Page 6

RevConsSM
Based on the Shares of the Financial Select Sector SPDR Fund Due June , 2008

proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for RevCons.
ERISA:	See “ERISA” in the prospectus supplement for RevCons.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the RevCons.  We encourage you to read the accompanying prospectus supplement for RevCons and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

December 2007	Page 7

RevConsSM
Based on the Shares of the Financial Select Sector SPDR Fund Due June , 2008

How RevCons Work

The following payment scenarios illustrate the potential returns on the RevCons at maturity.

Payment Scenario 1
The closing price of the underlying shares never falls to or below the trigger price during the term of the RevCons, and you receive the monthly coupon until maturity with a full return of principal at maturity.  You will not participate in any appreciation of the underlying shares, even if the closing price of the underlying shares is above the initial share price on the determination date.

Payment Scenario 2
The closing price of the underlying shares falls to or below the trigger price during the term of the RevCons and the closing price is at a level below the initial share price on the determination date, in which case, at maturity, RevCons redeem for underlying shares (or, at our option, the cash value of the underlying shares) worth substantially less than the stated principal amount of the RevCons based on the closing price of the underlying shares on the determination date.  You will still receive the monthly coupon until maturity if this occurs.

Hypothetical Payments on the RevCons

The following examples illustrate the payment at maturity on the RevCons (assuming a six month term) for a range of hypothetical closing prices for hypothetical underlying shares on a hypothetical determination date, depending on whether the closing price of the underlying shares on the determination date is less than the initial share price and whether, during the term of the RevCons, the closing price of the underlying shares has or has not decreased to or below the hypothetical trigger price.

The hypothetical examples are based on the following hypothetical values:
▪	Stated principal amount (per RevCons):	$1,000
▪	Initial share price:	$100 (the closing price of one share of the hypothetical underlying shares on the pricing date)
▪	Exchange ratio:	10 (the $1,000 stated principal amount per RevCons divided by the initial share price)
▪	Trigger price:	$80 (80% of the initial share price)
▪	Coupon per annum:	9%

TABLE 1: At maturity, unless the closing price of the hypothetical underlying shares on the determination date is less than the initial share price and the closing price of the hypothetical underlying shares has decreased to or below the trigger price on any trading day from and including the pricing date to and including the determination date, your payment at maturity per RevCons will equal the stated principal amount of the RevCons in cash.  This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six month term) on a $1,000 investment in the RevCons on the basis that the closing price of the hypothetical underlying shares has not decreased to or below the hypothetical trigger price of $80.

Hypothetical underlying shares closing price on determination date	Value of cash delivery amount at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$81.00	$1,000	$45	$1,045
$90.00	$1,000	$45	$1,045
$100.00	$1,000	$45	$1,045
$120.00	$1,000	$45	$1,045
$140.00	$1,000	$45	$1,045
$160.00	$1,000	$45	$1,045

December 2007	Page 8

RevConsSM
Based on the Shares of the Financial Select Sector SPDR Fund Due June , 2008

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six month term) on a $1,000 investment in the RevCons if the closing price of the hypothetical underlying shares has decreased to or below the hypothetical trigger price of $80 on any trading day from and including the pricing date to and including the determination date.   In each of these examples, where the closing price of the hypothetical underlying shares on the determination date is less than the initial share price, the payment at maturity would be made by delivery of the hypothetical underlying shares, or at our option, the cash value of the hypothetical underlying shares as of the determination date.  In each of these examples, where the closing price on the determination date is at or above the initial share price, the payment at maturity will equal the stated principal amount in cash.

Hypothetical underlying shares closing price on determination date	Value of hypothetical underlying shares or cash delivered at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$0.00	$0	$45	$45
$25.00	$250	$45	$295
$50.00	$500	$45	$545
$80.00	$800	$45	$845
$91.00	$910	$45	$955
$100.00	$1,000	$45	$1,045
$125.00	$1,000	$45	$1,045
$150.00	$1,000	$45	$1,045

Because the closing price of the underlying shares may be subject to significant fluctuation over the term of the RevCons, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (a) whether the closing price of the underlying shares falls to or below the trigger price from and including the pricing date to and including the determination date and (b) the closing price of the underlying shares on the determination date.

December 2007	Page 9

RevConsSM
Based on the Shares of the Financial Select Sector SPDR Fund Due June , 2008

Risk Factors

The RevCons offered by these preliminary terms are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the RevCons.  Accordingly, investors should consult with their own financial and legal advisors as to the risks entailed by an investment in the RevCons and the suitability of the RevCons in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the RevCons.  For a complete list of risk factors, please see the accompanying prospectus supplement for RevCons and the accompanying prospectus.

Structure Specific Risk Factors

▪
No guaranteed return of principal.  The payment to investors at maturity will either be (i) cash equal to the stated principal amount of each RevCons or (ii) if the closing price of the underlying shares on the determination date is less than the initial share price and the closing price of the underlying shares has decreased to or below the trigger price over the term of the RevCons, a number of underlying shares, or, at our option, the cash value of the shares as of the determination date.  If investors receive the underlying shares at maturity in exchange for each RevCons, or the cash value of those shares, the value of those shares or the cash will be less than the stated principal amount of each RevCons and could be zero.

▪
Investors will not participate in any appreciation in the price of the underlying shares.  Investors will not participate in any appreciation in the price of the underlying shares, and the return on the RevCons will be limited to the interest payable on the RevCons.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the RevCons in the secondary market.  Although the issuer expects that generally the closing price of the underlying shares for the RevCons on any day will affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include: whether the closing price of the underlying shares has decreased to or below the trigger price on any trading day, the volatility of the underlying shares, the dividend rate on the stocks composing the Financial Select Sector Index, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the RevCons, the issuer’s creditworthiness and the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the exchange ratio.

▪
Market price influenced by inclusion of commissions and projected profit from hedging activities.  The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the RevCons in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the RevCons, as well as the projected profit included in the cost of hedging the issuer’s obligations under the RevCons.

▪
Maturity date of the RevCons may be accelerated. The maturity of the RevCons will be accelerated if (i) the closing price of the underlying shares for that RevCons (as adjusted for certain corporate events) on any two consecutive trading days is less than $2.00 or (ii) there is an event of default with respect to the RevCons.  The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the RevCons.

▪
Not equivalent to investing in the underlying shares.  Investing in the RevCons is not equivalent to investing in the underlying shares or the stocks composing the Financial Select Sector Index.  Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the Financial Select Sector SPDR Fund or the stocks composing the Financial Select Sector Index.

▪
The underlying shares and the Financial Select Sector Index are different.  The performance of the shares of the Financial Select Sector SPDR Fund may not exactly replicate the performance of the Financial Select Sector Index because the Financial Select Sector SPDR Fund will reflect transaction costs and fees that are not included in the calculation of the Financial Select Sector Index.  It is also possible that the

December 2007	Page 10

RevConsSM
Based on the Shares of the Financial Select Sector SPDR Fund Due June , 2008

Financial Select Sector SPDR Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances.  SSgA Funds Management, Inc., which we refer to as SSgA, may invest up to 5% of the Financial Select Sector SPDR Fund’s assets in convertible securities, structured notes, options and futures contracts and money market instruments.  The Financial Select Sector SPDR Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Financial Select Sector Index and in managing cash flows.

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity for certain events affecting the underlying shares, there may be other events for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of the underlying shares payable at maturity, the market price of the RevCons may be materially and adversely affected.

▪
Adjustments to the underlying shares or to the Financial Select Sector Index could adversely affect the value of the RevCons.  SSgA is the investment adviser to the Financial Select Sector SPDR Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  The stocks included in the Financial Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, acting as index compilation agent in consultation with Standard & Poor’s Corporation, which we refer to as S&P, from the universe of companies represented by the S&P 500 Index.  The Financial Select Sector Index is calculated and disseminated by the American Stock Exchange.  Merrill Lynch, in consultation with S&P, can add, delete or substitute the stocks underlying the Financial Select Sector Index that could change the value of the Financial Select Sector Index.  Pursuant to its investment strategy or otherwise, SSgA may add, delete or substitute the stocks composing the Financial Select Sector SPDR Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the RevCons.

▪
Risks associated with investments in securities with concentration in a single industry.  The stocks included in the Financial Select Sector Index and that are generally tracked by the underlying shares are stocks of companies representing the financial sector of the S&P 500 Index.  The underlying shares may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector.

Financial services companies are subject to extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge.  Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change.  Credit losses resulting from financial difficulties of borrowers can negatively impact the sector.  Insurance companies may be subject to severe price competition.  Adverse economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include real estate investment trusts).

▪
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the RevCons.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the RevCons, the timing and character of income on the RevCons might differ significantly from the tax treatment described in the Tax Disclosure Sections.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the RevCons, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the accompanying prospectus supplement for RevCons.

December 2007	Page 11

RevConsSM
Based on the Shares of the Financial Select Sector SPDR Fund Due June , 2008

Other Risk Factors

▪	Secondary trading may be limited. The RevCons will not be listed and there may be little or no secondary market for the RevCons. You should be willing to hold your RevCons to maturity.

▪
No affiliation with the Financial Select Sector SPDR Fund. The Financial Select Sector SPDR Fund is not an affiliate of the issuer, is not involved with this offering in any way, and has no obligation to consider the interests of investors in taking any corporate actions that might affect the value of the RevCons.  The issuer has not made any due diligence inquiry with respect to the Financial Select Sector SPDR Fund in connection with this offering.

▪
Hedging and trading activity by the calculation agent and its affiliates could adversely affect the value of the RevCons. The economic interests of MS & Co., as the calculation agent and of MS & Co. and other affiliates of the issuer that will carry out hedging activities related to the RevCons or that trade the underlying shares on a regular basis are potentially adverse to your interests as an investor in the RevCons.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the RevCons could adversely affect the price of the underlying shares on the pricing date and at maturity and, as a result, could decrease the amount you may receive on the RevCons at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of the underlying shares and, accordingly, potentially increase the initial share price used to calculate the trigger price and, therefore, potentially have raised the trigger price relative to the price of the underlying shares absent such hedging or trading activity. Additionally, such hedging or trading activities during the term of the RevCons could potentially affect whether the closing price of the underlying shares decreases to or below the trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or underlying shares (or the cash value thereof) at maturity.  Furthermore, if the closing price of the underlying shares has decreased to or below the trigger price such that you will receive underlying shares at maturity, or at our option, the cash value of those shares, the issuer’s trading activities prior to or at maturity could adversely affect the value of those underlying shares.

▪
Morgan Stanley may engage in business with or involving the Financial Select Sector SPDR Fund without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with the Financial Select Sector SPDR Fund without regard to your interests, and thus may acquire non-public information about the Financial Select Sector SPDR Fund.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to the Financial Select Sector SPDR Fund, which may or may not recommend that investors buy or hold the underlying shares.

For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on S-8 of the prospectus supplement for RevCons.  The issuer also urges you to consult with your investment, legal, tax, accounting and other advisers before you invest in the RevCons.

December 2007	Page 12

RevConsSM
Based on the Shares of the Financial Select Sector SPDR Fund Due June , 2008

Information about the Underlying Shares

The Financial Select Sector SPDR Fund. The underlying shares are shares of the Financial Select Sector SPDR Fund, an exchange-traded fund managed by the Select Sector SPDR Trust (the “Trust”), a registered investment company.  The Trust consists of nine separate investment portfolios, including the Financial Select Sector SPDR Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index.  It is possible that this fund may not fully replicate the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the RevCons offered hereby and do not relate to the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding the Trust from the publicly available documents described in the preceding paragraph.  In connection with the offering of the RevCons, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Trust.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Trust is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Trust could affect the value received at maturity with respect to the RevCons and therefore the trading prices of the RevCons.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with the Trust.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the RevCons under the securities laws.  As a prospective purchaser of the RevCons, you should undertake an independent investigation of the Trust as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of The McGraw-Hill Companies, Inc. (“MGH”).  The RevCons are not sponsored, endorsed, sold, or promoted by MGH or the Trust.  MGH and the Trust make no representations or warranties to the owners of the RevCons or any member of the public regarding the advisability of investing in the RevCons.  MGH and the Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the RevCons.

The Financial Select Sector Index. The Financial Select Sector Index is calculated and disseminated by The American Stock Exchange, and is designed to provide an effective representation of the financial sector of the S&P 500 Index.  The Financial Select Sector Index includes companies in the following industries: commercial banks, capital markets, diversified financial services, insurance and real estate.  See “Annex A—The Financial Select Sector Index” in these preliminary terms.

December 2007	Page 13

RevConsSM
Based on the Shares of the Financial Select Sector SPDR Fund Due June , 2008

Historical Information

Historical Information.  The following table sets forth the published high and low closing prices for the underlying shares for 2004, 2005, 2006 and 2007 through December 5, 2007.  The associated graph shows the closing prices for the underlying shares for each day from December 5, 2004 to December 5, 2007.  The issuer obtained the prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance.

Financial Select Sector SPDR Fund (CUSIP 81369Y605)	High	Low	Period End
2004
First Quarter	30.46	28.09	29.40
Second Quarter	29.71	27.23	28.58
Third Quarter	29.43	27.31	28.46
Fourth Quarter	30.58	27.39	30.53
2005
First Quarter	30.59	28.10	28.39
Second Quarter	29.67	27.65	29.47
Third Quarter	30.37	29.03	29.52
Fourth Quarter	32.45	28.61	31.67
2006
First Quarter	33.18	31.32	32.55
Second Quarter	34.16	31.51	32.34
Third Quarter	34.76	31.62	34.62
Fourth Quarter	37.12	34.54	36.74
2007
First Quarter	37.96	34.80	35.63
Second Quarter	38.02	35.30	36.18
Third Quarter	36.81	32.06	34.32
Fourth Quarter (through December 5, 2007)	35.89	28.29	30.63

Shares of the Financial Select Sector SPDR Fund Daily Closing Prices December 5, 2004 to December 5, 2007

December 2007	Page 14

RevConsSM
Based on the Shares of the Financial Select Sector SPDR Fund Due June , 2008

Annex A

The Financial Select Sector Index

We have derived all information contained in these preliminary terms regarding the Financial Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  The stocks included in each Select Sector Index, including the Financial Select Sector Index, are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) acting as Index Compilation Agent in consultation with S&P from the universe of companies represented by the S&P 500 Index.  The AMEX acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index, including the Financial Select Sector Index.

The Financial Select Sector Index, which is one of the nine Select Sector sub-indices of the S&P 500 Index, is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that represent the financial sector of the S&P 500 Index.  As of December 5, 2007, the Financial Services Sector Index included 93 component stocks in the following industries: commercial banks, capital markets; diversified financial services, insurance and real estate.

Each stock in the S&P 500 Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500 Index.  As of the market close on December 5, 2007, the weighting of each Select Sector Index in the S&P 500 Index based on the capitalization of the stocks in the index was as follows:

Select Sector Index	Weighting
The Consumer Discretionary Select Sector Index	8.48%
The Consumer Staples Select Sector Index	10.29%
The Energy Select Sector Index	12.01%
The Financial Select Sector Index	18.31%
The Health Care Select Sector Index	12.30%
The Industrial Select Sector Index	11.54%
The Materials Select Sector Index	3.34%
The Technology Select Sector Index	20.04%
The Utilities Select Sector Index	3.70%
Total	100.00%

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500 Index.

The nine Select Sector Indexes together will include all of the companies represented in the S&P 500 Index and each of the stocks in the S&P 500 Index will be allocated to one and only one of the Select Sector Indices.

Merrill Lynch, acting as the Index Compilation Agent, assigns each constituent stock of the S&P 500 Index to a Select Sector Index.  The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500 Index and the selection of replacement stocks to be added to the S&P 500 Index. However, S&P plays only a consulting role in the Select Sector Index assignment of the S&P 500 Index component stocks, which is the sole responsibility of the Index Compilation Agent.

Each Select Sector Index is calculated by the American Stock Exchange Index Services Group (“ISG”) using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of such Select Sector Index. Under certain conditions, however, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

December 2007	Page 15

RevConsSM
Based on the Shares of the Financial Select Sector SPDR Fund Due June , 2008

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500 Index, using a base-weighted aggregate methodology.  See “—The S&P 500 Index Methodology” below.  The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies ISG that a Component Stock’s Select Sector Index assignment should be changed, the AMEX will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500 Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500 Index insofar as practicable.

The S&P 500 Index Methodology

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock.  The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index has adopted a float adjustment methodology so that the S&P 500 Index reflects only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  The float adjustment methodology excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.”  By itself, the Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index.  The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

December 2007	Page 16

RevConsSM
Based on the Shares of the Financial Select Sector SPDR Fund Due June , 2008

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment.  By adjusting the Index Divisor for the change in total Market Value, the value of the Index remains constant.  This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the Index.  All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes
Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special cash dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes
Rights Offering	Price of parent company minus	Yes

Price of Rights Right Ratio
Spin-Off	Price of parent company minus	Yes

Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Market Value
Pre-Event Index Value

A large part of the Index Maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

December 2007	Page 17